AMENDMENT TO DEMAND NOTE BETWEEN

BRANDYWINE INVESTMENT ASSOCIATES, L.P. AND ST. CHARLES ASSOCIATES, LP

THIS AMENDMENT TO DEMAND NOTE, made this 1st day of August, 2001 by and between Brandywine Investment Associates, L.P. (the "Borrower") and St. Charles Associates, Limited Partnership, a limited partnership organized and existing under the laws of the State of Maryland (the "Company"), hereby modifies the original Demand Note dated September 10, 1997 between the aforementioned parties.

RECITALS

WHEREBY the Borrower promises to pay to the Company, within two (2) business days of the Borrower's receipt of a demand notice from the Company, the principal sum of $4,635,792.00, together with all accrued and unpaid interest from the date hereof on the principal amount from time to time unpaid at an annual rate equal to one percentage (1%) point above the prime interest rate in effect at any time or from time to time at Bank of America (formerly NationsBank, N.A.), representing the indebtedness of the Borrower to the Company in an amount equal to the operating deficit loans made in accordance with the Borrower's partnership agreement. Interest shall be calculated on the basis of a three hundred sixty (360) day year, compounded monthly.

WHERAS, the Company agreed to advance an additional $1 million as of August 1, 2001; the amount is hereby modified to $5,635,792 effective as of that date. All other terms and conditions hereby remain in effect and are unchanged as result of this additional advance. Those terms and conditions are as follows:
1.

All payments of principal and interest shall be made at the principal corporate office of the Company located at 222 Smallwood Village Center, St. Charles, MD 20602, in lawful money of the United States of America and in immediately available funds.

If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest hereunder.

2.

This Demand Note may be prepaid at any time and from time to time, in whole or in part, without permission or penalty. Any prepayment shall be applied first to any accrued and unpaid interest and then to principal.

In the event of prepayment of the Demand Note in part only, a new Demand Note for the unpaid portion hereof shall be issued in the name of the person or entity in whose name this Demand Note is registered upon the cancellation hereof. However, the issuance of a new Demand Note shall have no effect on whether the principal is considered to be outstanding for the entire calendar year for purposes of determining the annual interest rate.

3.

Notwithstanding anything herein or in any other agreement, document, certificate, instrument, statement or omission referred to below to the contrary, the Borrower is liable hereunder only to the extent of he assets of the Borrower and no other person or entity, including, but not limited to, any director, partner, officer, committee or committee member of the Borrower or any affiliate of the Borrower, or any affiliate or controlling person or entity of any of the foregoing, or any agent, employee or lender of any of the foregoing, in each case past, present, or as they may exist in the future, shall be liable in any respect (including without limitation for the breach of any representation, warranty, covenant, agreement, condition or indemnification or contribution undertaking contained herein or therein) under, in connection with, arising out of, or relating to this Demand Note or any other agreement, document, certificate, instrument or statement (oral or written) related to, executed or to be executed, delivered or to be delivered, or made or to be made, or any omission made or to be made, in connection herewith or any of the transactions contemplated in any such agreement, document, certificate, instrument or statement.

4.

The Borrower and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and nay other formality in connection with this Demand Note. Should the indebtedness evidenced by Demand Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Demand Note, including attorneys' fees and expenses.

5.

Any notice required or permitted to be given hereunder shall be deemed given if mailed, first class, postage prepaid, or sent by courier, if to the Company, at its principal corporate offices at 222 Smallwood Village Center, St. Charles, MD 20602, Attention: President, or if to the Borrower, at its principal corporate offices located at 222 Smallwood Village Center, St. Charles, MD 20602, or in either case as either such party may designate to the other in writing.

6.

The rights and remedies of the Company hereunder shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the Company, and may be exercised as often as accession thereof shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy.

7.

This Demand Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

BRANDYWINE INVESTMENT ASSOCIATES, L.P.

BY: ST. CHARLES ASSOCIATES, L.P., General Partner

BY: INTERSTATE GENERAL COMPANY, L.P., General Partner

BY: INTERSTATE GENERAL MANAGEMENT CORPORATION, Managing General Partner

BY: /s/ Mark Augenblick, President

BY: /s/ Paul Dillon, Vice President / CFO